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                                                                     EXHIBIT 5.3

                     [Letterhead of Bull, Housser & Tupper]

                                                               December 15, 1994

Curtice-Burns Foods, Inc.
90 Linden Place
P.O. Box 681
Rochester, New York 14603

Dear Sirs:

    In connection with the registration under the Securities Act of 1933, as amended (the 'Act'), pursuant to the Registration Statement (No. 33-56517) on Form S-4 filed with the Securities and Exchange Commission, of (a) $160,000,000 aggregate principal amount of 12 1/4% Senior Subordinated Notes due 2005 (the 'New Notes') of Curtice-Burns Foods, Inc., a New York corporation (the 'Company'), and (b) Guarantees of the New Notes (the 'New Guarantees') by Pro-Fac Cooperative, Inc., a New York cooperative corporation, and Curtice-Burns Express, Inc., a New York corporation, Curtice Burns Meat Snacks, Inc., a
Delaware corporation, Finger Lakes Packaging Company, Inc., a New York corporation, Husman Snack Foods Company, Inc., an Ohio corporation, Kennedy Endeavors, Incorporated, a Washington corporation, Nalley's Canada Limited, a British Columbian corporation ('Nalley's Canada'), Quality Snax of Maryland, Inc., a Maryland corporation, Seasonal Employers, Inc., a New York corporation, and Pro-Fac Holding Company of Iowa, Inc., a New York corporation (collectively, the 'Guarantors'), we have examined such certificates of public officials, corporate documents and records and other certificates and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

    As to various questions of fact material to our opinion, we have relied upon certificates of officers of Nalley's Canada.

    Based on the foregoing, it is our opinion that:

        1. Nalley's Canada is a company duly amalgamated and validly existing in good standing with respect to the filing of annual returns under the laws of the Province of British Columbia.

        2. Nalley's Canada has or had all requisite corporate power to execute, deliver and perform the First Supplemental Indenture, dated November 3, 1994, among the Company, Nalley's Canada and the other Guarantors, and IBJ Schroder Bank & Trust Company, as Trustee (the 'Supplemental Indenture'), and to endorse a notation of the New Guarantee on each New Note.

        3. Nalley's Canada has duly authorized, executed and delivered the Supplemental Indenture and has duly authorized the transactions contemplated thereby.

    We express no opinion as to the laws of any jurisdiction other than the law of the Province of British Columbia and the federal law of Canada, as applicable therein, all as of the date hereof.

    This opinion is solely for the benefit of the addressee and may not be relied upon by any other person or circulated, quoted or otherwise referred to for any other purpose except with our consent.

    We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to our firm under the heading 'Legal Matters' in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Bull, Housser & Tupper